Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Frederick A. Marcell Jr., CEO
Christopher E. Bell, CFO

Telephone:  215-646-5405

WILLOW GROVE BANCORP, INC. ANNOUNCES

THIRD QUARTER RESULTS AND DECLARATION OF CASH DIVIDEND

Maple Glen, Pennsylvania – (April 28, 2004) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported net income of $1.5 million, or $0.15 diluted earnings per share, for the quarter ended March 31, 2004.  This compares to net income of $1.9 million, or $0.18 diluted earnings per share, for the quarter ended March 31, 2003.  Net income for the nine-month period ended March 31, 2004 was $4.6 million, or $0.46 diluted earnings per share compared to net income of $5.7 million, or $0.52 diluted earnings per share, for the comparable nine-month period ended March 31, 2003.  Mr. Frederick A. Marcell Jr., President and CEO of the Company stated:  “We’re encouraged by the prospects for improvements in our net interest margin.  Additionally, I believe the asset/liability strategies we have employed during the year have strategically positioned the balance sheet for the anticipated increase in interest rates. In announcing the payment of our regular quarterly cash dividend, we continue to recognize the support of our shareholders.  Our capital position remains strong and we continue to be confident in our long-term strategic plan.”

Net interest income for the three-month and nine-month periods ended March 31, 2004 was $6.6 million, and $19.1 million, respectively. This compares to $7.0 million and $21.4 million in net interest income for the prior year comparable periods. For the three-month and nine-month periods ended March 31, 2004, net interest income declined primarily as a result of the reduction in interest income, due primarily to the decline in interest rates, which was greater than the reduction in interest expense.  The Company’s net interest margin decreased to 3.31% for the three months ended March 31, 2004, a decline of 28 basis points compared to 3.59% for the three months ended March 31, 2003. The net interest margin for the nine months ended March 31, 2004 decreased to 3.21%, a decline of 47 basis points compared to 3.68% for the nine months ended March 31, 2003.  The decrease in net interest margin for the three and nine month periods ended March 31, 2004 was primarily the result of a combination of a decline in net interest income and a decline in the ratio of average interest-earning assets to average interest-bearing liabilities.  On a linked-quarter basis, the net interest margin increased six basis points to 3.31% for the three months ended March 31, 2004 compared to 3.25% for the three months ended December 31, 2003.  The increase was a result of the increase in net interest income which was partially offset by a decline in ratio of average interest-earning assets to average interest-bearing liabilities.

The Company’s provision for loan losses increased $60,000, or 54.5% to $170,000 for the three months ended March 31, 2004 compared to $110,000 for the corresponding prior fiscal year period.  The increase in the provision for loan losses in the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003 was directly related to an increased average balance of the loan portfolio.  For the nine months ended March 31, 2004, the provision for loan losses decreased $532,000, or 61.7% to $330,000 compared to $862,000 for the nine months ended March 31, 2003.  The decrease in provision for the nine-month period ended March 31, 2004 compared to the similar period ended March 31, 2003 was primarily related to decreases in classified loans and an overall improvement in asset quality. At March 31, 2004, our ratio of non-performing loans to total loans was 0.60% compared to 0.78% at March 31, 2003.  The ratio of the allowance for loan losses to non-performing loans at March 31, 2004 was 179.23% compared to 139.37% at March 31, 2003.  The Company’s allowance for loan losses decreased to $5.1 million at March 31, 2004 compared to $5.3 million at June 30, 2003.  The decrease in the allowance for loan losses at March 31, 2004 compared to June 30, 2003 primarily was the result of a write-down of $633,000 on a previously identified commercial business loan.  The remaining value of the impaired commercial business loan was $475,000 at March 31, 2004.

Non-interest income increased $35,000, or 4.3% to $852,000 for the three-month period ended March 31, 2004 compared to $817,000 for the similar prior fiscal year period.  Non-interest income increased $1.0 million, or 53.3% to $3.0 million for the nine-month period ended March 31, 2004 compared to $2.0 million in the prior year period. For the three months ended March 31, 2004 the increase was primarily a result of increases in service charges, fees, and the cash surrender value of bank owned life insurance. During the three months ended March 31, 2004, service charges and fees increased $90,000, or 20.7% to $525,000. During the nine months ended March 31, 2004, service charges and fees increased $360,000, or 26.6% to $1.7 million. The increases in service charges for the three and nine-month periods were primarily the result of increased retail sales of annuities and securities and loan prepayment penalties. Sales of annuities and securities increased $26,000 and $149,000 respectively, for the three-month and nine-month periods ended March 31, 2004 compared to the similar prior year period.  For the nine months ended March 31, 2004, the Company realized gains of $668,000 and $460,000 on the sale of securities and loans respectively, compared to gains of $636,000 and $551,000 respectively, during the corresponding comparable nine-month period. Gains on sales of securities were obtained by taking advantage of certain market opportunities.

Non-interest expense increased $378,000, or 7.9% to $5.2 million for the three-month period ended March 31, 2004 compared to $4.8 million for the similar prior year period. Non-interest expense increased $1.3 million, or 9.1% to $15.3 million for the nine-month period ended March 31, 2004 compared to $14.0 million for the similar year period.  Increases for the three and nine month periods ended March 31, 2004 were primarily a result of the Company’s increase in compensation and benefits expense, which include employee stock ownership plan (“ESOP”) and recognition and retention Plan (“RRP”) expenses, and professional fees.  The Company’s ESOP expense increased $61,000 and $222,000, or 28.1% and 39.0% respectively, for the three and nine months ended March 31, 2004 compared to the similar prior year periods.  The increase in ESOP expense was primarily the result of market price appreciation of the Company’s common stock. RRP expense increased $22,000 and $220,000, to $193,000 and $540,000 respectively, or 13.1% and 68.7% respectively, for the three and nine months ended March 31, 2004 compared to RRP expense of $171,000 and $320,000 for the three and nine months ended March 31, 2003 due to shares allocated from the 2002 RRP Trust.  Increases in expenses directly related to the operation of our 14th banking office for the nine-months ended March 31, 2004 include increased compensation costs of $122,000 and increased occupancy costs of $70,000 compared to the nine-months ended March 31, 2003.  Professional fees increased $50,000 and $210,000, or 54.0% and 46.5%, respectively, during the three and nine-month periods ended March 31, 2004 compared to similar prior year periods. Increases in professional fees were due primarily to costs related to the Company’s review of potential acquisition transactions and general corporate matters.

The Company’s total assets amounted to $847.5 million at March 31, 2004, an increase of $2.4 million, or less then 1.0% from June 30, 2003.  The increase in assets primarily resulted from an increase in loans held to maturity of $54.8 million, or 13.3%, and an increase of loans held for sale of $11.9 million, which were partially offset by a decrease in securities of $43.9 million, or 14.2%, and a decline of $22.3 million, or 22.7% in cash. Securities available-for-sale and held to maturity decreased a combined $43.9 million, or 14.2% at March 31, 2004 compared to June 30, 2003.  Net loans increased $54.8 million, or 13.3% from $413.8 million at June 30, 2003 to $468.6 million at March 31, 2004.  The increase in loans was primarily a result of the purchase from the Bank’s network of mortgage brokers and loan originators of a combined $37.6 million in newly originated single-family residential loans. Single-family residential loans increased $32.5 million, or 24.6%, construction loans increased $9.7 million, or 26.9%, home equity loans increased $9.3 million, or 12.8%, and commercial real estate and multi-family residential loans increased $4.6 million, or 2.9% at March 31, 2004 compared to June 30, 2003.  Partially offsetting these increases were declines of $1.4 million, or 6.8% in commercial business loans, and $509,000, or 21.9% in consumer loans at March 31, 2004.  Total liabilities amounted to $737.5 million at March 31, 2004, an increase of $9.5 million from June 30, 2003. Deposits decreased $15.9 million, or 2.7%, to $570.7 million at March 31, 2004.  However, the Company’s core deposits, which are comprised of savings, checking and money market accounts, increased $10.4 million, or 3.6%, to $297.3 million at March 31, 2004 compared to June 30, 2003. The $27.3 million, or 20.6% increase in borrowings from June 30, 2003 was directly related to a decrease of  $26.3 million, or 8.8% in certificates of deposit as we utilized wholesale-borrowed funds to extend liability maturities at a lower cost compared to retail deposits of similar duration. Total stockholders’ equity decreased $7.1 million to $110.0 million at March 31, 2004.  The change in stockholders’ equity was primarily the result of the repurchase of 584,866 shares of company stock in the open market during the nine months at an aggregate cost of $9.9 million, or an average of $16.95 per share.  We completed our initial 10% stock repurchase program in September 2003 and in October 2003 announced our current 5% stock repurchase program.

The Company also announced that its Board of Directors, at its April 27, 2004 meeting, declared a $0.10 cash dividend on each share of common stock of the Company payable on May 21, 2004 to stockholders of record at the close of business on May 7, 2004.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank.  The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania.  Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.  Additional information is available at:  www.willowgrovebank.com.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended June 30, 2003, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

WILLOW GROVE BANCORP, INC.

(Unaudited Selected Financial and Other Data)

	At March 31, 2004	At June 30, 2003
	(Dollars in thousands, except per share data)
Selected Financial Condition Data(1):
Total assets	$847,537	$845,124
Cash and cash equivalents	75,765	98,040
Loans receivable, net	468,644	413,799
Loans held for sale	17,155	5,293
Securities available-for-sale	239,397	291,885
Securities held to maturity	25,930	17,320
Deposits	570,740	586,643
FHLB advances	159,824	132,557
Stockholders’ equity	110,000	117,130
Book value per diluted common share	11.25	11.20

	Three Months Ended		Nine Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Selected Operating Statement Data:
Interest income	$10,155	$11,484	$30,448	$35,772
Interest expense	3,587	4,524	11,303	14,381
Net interest income	6,568	6,960	19,145	21,391
Provision for loan losses	170	110	330	862
Total non-interest income	852	817	3,007	1,961
Total non-interest expense	5,165	4,787	15,289	14,010
Income tax expense	604	943	1,957	2,804
Net income	1,481	1,937	4,576	5,676
Diluted earnings per share	0.15	0.18	0.46	0.52

Selected Other Data(1):
Average yield interest-earning assets (1)(2)	5.09%	5.86%	5.09%	6.13%
Average cost interest-bearing liabilities (1)	2.22	2.93	2.33	3.12
Average interest rate spread (1)(2)	2.87	2.93	2.76	3.01
Return on average assets (1)(2)	0.72	0.97	0.74	0.95
Return on average equity (1)(2)	5.42	6.37	5.51	6.13
Net interest margin (1)(2)	3.31	3.59	3.21	3.68
Ratio of non-performing assets to total assets at period end	0.38	0.49	0.38	0.49
Ratio of non-performing loans to total loans at period end	0.60	0.78	0.60	0.78
Ratio of allowance for loan loss to total loans at period end	1.07	1.09	1.07	1.09
Ratio of allowance for loan loss to non-performing loans at period end	179.23	139.37	179.23	139.37
Efficiency ratio	69.61	61.55	69.02	59.99
Full service banking offices at period end	14	14	14	14

(1)  Annualized for the three and nine months ended March 31, 2004 and 2003

(2)  The yield on municipal securities has been adjusted to a tax-equivalent basis.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on municipal securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

Consolidated, Condensed Statements of Financial Condition

(Dollars in thousands)	At March 31, 2004	At June 30, 2003
Assets
Total cash and cash equivalents	$75,765	$98,040
Securities:
Available for sale	239,397	291,885
Held to maturity	25,930	17,320
Loans	473,702	419,111
Allowance for loan losses	(5,058)	(5,312)
Loans held for sale	17,155	5,293
Other assets	20,646	18,787
Total assets	$847,537	$845,124
Liabilities and stockholders’ equity
Deposits	$570,740	$586,643
Federal Home Loan Bank advances	159,824	132,557
Other liabilities	6,973	8,794
Total stockholders’ equity	110,000	117,130
Total liabilities and stockholders’ equity	$847,537	$845,124

Consolidated, Condensed Statements of Operations

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
(Dollars in thousands)	2004	2003	2004	2003
Total interest income	$10,155	$11,484	$30,448	$35,772
Total interest expense	3,587	4,524	11,303	14,381
Net interest income	6,568	6,960	19,145	21,391
Provision for loan losses	170	110	330	862
Non-interest income:
Service charges and fees	525	435	1,712	1,352
Realized gain on sale of loans	110	292	460	551
Realized gain on sale of securities	158	629	668	636
Other non-interest income	59	(539)	167	(578)
Total non-interest income	852	817	3,007	1,961
Non-interest expense:
Compensation and employee benefits	3,180	2,975	9,522	8,674
Occupancy	689	654	1,929	1,827
Professional fees	175	125	599	389
Other expense	1,121	1,033	3,239	3,120
Total non-interest expense	5,165	4,787	15,289	14,010
Income before income taxes	2,085	2,880	6,533	8,480
Income tax expense	604	943	1,957	2,804
Net Income	$1,481	$1,937	$4,576	$5,676

	Average Balance Sheet For The Three Months Ended
	March 31, 2004			March 31, 2003
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$469,099	$7,282	6.23%	$473,239	$8,351	7.12%
Securities - taxable	280,354	2,593	3.72	258,356	2,817	4.42
Securities - nontaxable - adjusted to a taxable equivalent yield	18,520	287	6.23	17,829	302	6.87
Other interest-earning assets	40,055	70	0.70	48,398	107	0.90
Total interest-earning assets	808,028	10,232	5.09	797,822	11,577	5.86

Total deposits	497,481	2,100	1.70	495,608	3,030	2.48
Total borrowings	153,622	1,487	3.89	131,383	1,494	4.61
Total interest-bearing liabilities	651,103	3,587	2.22	626,991	4,524	2.93
Net interest income/net interest spread		$6,645	2.87%		$7,053	2.93%
Net interest margin(1)			3.31%			3.59%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.10%			127.25%

Tax equivalent adjustments		$77			$93
Net interest margin, no tax adjustment			3.27%			3.54%

	Average Balance Sheet For The Nine Months Ended
	March 31, 2004			March 31, 2003
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Total loans	$445,655	$21,688	6.48%	$467,496	$25,409	7.24%
Securities - taxable	295,561	7,897	3.56	270,072	9,560	4.72
Securities - nontaxable - adjusted to a taxable equivalent yield	17,864	855	6.37	17,307	820	6.31
Other interest-earning assets	44,221	246	0.74	27,873	235	1.12
Total interest-earning assets	803,301	30,686	5.09	782,748	36,024	6.13

Total deposits	504,561	7,169	1.89	485,242	9,860	2.71
Total borrowings	139,849	4,134	3.93	128,481	4,521	4.69
Total interest-bearing liabilities	644,410	11,303	2.33	613,723	14,381	3.12
Net interest income/ net interest spread		$19,383	2.76%		$21,643	3.01%
Net interest margin(1)			3.21%			3.68%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.66%			127.54%

Tax equivalent adjustments		$237			$252
Net interest margin, no tax adjustment			3.17%			3.64%

(1) Net interest margin equals net interest income divided by average interest-earning assets.

Loan Portfolio

	At March 31, 2004		At June 30, 2003
(Dollars in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Mortgage loans:
Single-family residential	$164,302	34.66%	$131,821	31.40%
Commercial real estate and multi-family residential	160,470	33.86	155,892	37.14
Construction	45,908	9.69	36,191	8.62
Home equity	82,334	17.37	72,990	17.39
Total mortgage loans	453,014	95.58	396,894	94.55
Consumer loans	1,815	0.38	2,324	0.55
Commercial business loans	19,152	4.04	20,549	4.90
Total loans receivable	$473,981	100.00%	$419,767	100.00%

Deposits

	At March 31, 2004		At June 30, 2003
(Dollars in thousands)	Amount	Percent of total	Amount	Percent of total
Savings accounts	$91,696	16.1%	$86,447	14.7%
Money market accounts	36,724	6.4	37,531	6.4
Certificates of deposit	273,461	47.9	299,794	51.1
Interest-bearing checking accounts	99,397	17.4	93,290	15.9
Non-interest-bearing checking accounts	69,462	12.2	69,581	11.9
Total	$570,740	100.0%	$586,643	100.0%